Exhibit 99.1

Investor Contact:

John Mills

Managing Partner

ICR

646-277-1254

Limoneira Company Announces First Quarter Fiscal Year 2018 Financial Results

– First Quarter 2018 Consolidated Revenues Increase 12% Compared to Prior Year –

– Raises Fiscal Year 2018 Adjusted EPS Guidance to Range of $0.65-$0.75; Includes $0.10 Benefit from Lower Tax Rate –

Santa Paula, CA., March 8, 2018 – Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a leading global agribusiness with prime agricultural land and operations, real estate and water rights in California, Arizona and Chile today reported financial results for the first quarter ended January 31, 2018.

Fiscal Year 2018 First Quarter Results

For the first quarter of fiscal year 2018, net revenue increased 12% to $31.6 million compared to net revenue of $28.1 million in the first quarter of the previous fiscal year. Agribusiness revenue was $30.3 million, compared to $26.8 million in the first quarter last year, primarily as the result of higher prices and volume of fresh lemons sold, as well as an increase in the volume and price of oranges and other specialty citrus compared to the same period in fiscal year 2017. Rental operations revenue was $1.3 million in the first quarter of fiscal years 2018 and 2017.

Agribusiness revenue for the first quarter of fiscal year 2018 includes $27.8 million in lemon sales, compared to $26.0 million of lemon sales during the same period of fiscal year 2017, with the increase primarily the result of the result of higher prices and volume of fresh lemons sold versus the prior year period. Approximately 912,000 cartons of fresh lemons were sold during the first quarter of fiscal year 2018 at a $26.32 average price per carton compared to approximately 909,000 cartons sold at a $23.10 average price per carton during the first quarter of fiscal year 2017. As anticipated due to the seasonality of the avocado crop, the Company recognized no avocado revenue in the first quarter of fiscal years 2018 and 2017. Orange revenue in the first quarter of fiscal year 2018 increased to $1.3 million, compared to $0.5 million in the first quarter of fiscal year 2017. Specialty citrus and other crop revenues in the first quarter of fiscal year 2018 experienced similar growth and were $0.9 million higher than the first quarter of fiscal year 2017 primarily due to increased specialty citrus volume and price.

Total costs and expenses for the first quarter of fiscal year 2018 were $33.3 million, compared to $31.3 million in the first quarter of last fiscal year. The first quarter of fiscal year 2018 increase in operating expenses was primarily attributable to increases in our agribusiness costs and expenses.

Operating loss for the first quarter of fiscal year 2018 improved to $1.7 million, compared to a loss of $3.2 million in the first quarter of the previous fiscal year, with agribusiness revenue growth being the primary driver of the improvement. Reported net income applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2018 was $8.5 million compared to a net loss of $2.2 million in the first quarter of fiscal year 2017. Reported net income per diluted share for the first quarter of fiscal year 2018 was $0.58 compared to a net loss per diluted share of $0.16 for the same period of fiscal year 2017. Due to the Tax Cuts and Jobs Act of 2017, the Company recognized a non-cash $10.0 million, or $0.67 per diluted share, one-time tax benefit associated with the decrease in its deferred tax liability balance during the first quarter of fiscal year 2018. This tax benefit represents a provisional amount based on the Company’s current best estimates. Excluding this non-cash tax benefit, diluted loss per share for the first fiscal quarter of 2018 was $0.09.

EBITDA was $0.2 million in the first quarter of fiscal year 2018 compared to ($1.3) million in the same period of fiscal year 2017. A reconciliation of EBITDA to net income (loss) is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2018, net cash used in operating activities was $5.1 million compared to a $4.3 million use in the prior year. For the first quarter of fiscal year 2018, net cash used in investing activities was $4.0 million compared to a $6.8 million use in the prior year. Net cash provided by financing activities was $9.1 million in the first quarter of fiscal year 2018 compared to net cash provided by financing activities of $11.2 million during the same period last year.

Long-term debt as of January 31, 2018 was $112.4 million, compared to $102.1 million at the end of fiscal year 2017.

Real Estate Development

On November 10, 2015, the Company entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project. The first phase of the project broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. In December 2017, the Company was granted a Recordation of Final Tract 5854 Map which subdivides the project’s three main parcels of land into legal lots for the parks, schools, recreations area, commercial areas, open space, and the backbone streets. The joint venture has begun Phase 1 site improvements and is currently engaged with potential homebuilders in the lot bidding process which puts the project on track to close initial lot sales in the first quarter of fiscal year 2019.

Limoneira Lewis Community Builders, LLC, is a 50%/50% real estate development joint venture between Limoneira Company and Lewis that will engage in the residential development of Harvest at Limoneira. Limoneira expects to receive 25% to 65% of the net cash flows from the project, based on projected cash flow milestones, which are estimated to aggregate approximately 70% of total net cash flows to Limoneira, including Lewis’ $20.0 million investment in the joint venture, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $7.5 million to the joint venture in fiscal year 2017, $2.3 million in fiscal year 2016 and an additional $3.5 million in the first quarter of fiscal year 2018, matching Lewis’ contributions to fund ongoing development activities.

The Company closed on the sale of the commercial portion of its Sevilla property and its Centennial property in November and December 2017, respectively. These property sales had an immaterial impact on results of operations in the Company’s fiscal first quarter 2018 results.

In February 2013, the Company entered into an option agreement for the purchase of a 7-acre parcel adjacent to its East Area II commercial real estate development project. In February 2018, the Company exercised its option and purchased the property for $3,145,000. This property is located along the south side of California Highway 126, directly across from Harvest at Limoneira, and is suited for commercial and/or industrial development. This property provides essential freeway access to the project and the Company expects that development of East Area II will closely follow the build-out of Harvest at Limoneira.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "We are pleased with our first quarter fiscal 2018 results, generating consolidated revenue growth of 12% and positive EBITDA in a seasonal soft quarter. Our core citrus business is performing consistent with plan and we are encouraged by the early results from our strategic alliance with Suntreat which is advancing our competitiveness in the orange and specialty citrus category. We continue to seek new avenues to build upon our One World of CitrusTM marketing program and improve the availability of fresh citrus to our growing ranks of global customers.”

Mr. Edwards continued, "We are updating our fiscal 2018 EPS guidance to reflect the reduction in our federal corporate income tax rate. We continue to remain confident in our core fundamental business drivers and are excited about the prospects of our real estate venture, Harvest at Limoneira, which is in the midst of the important lot bidding process. We are on schedule with Harvest at Limoneira and expect to begin generating cash flow at the beginning of fiscal 2019.”

Updating Fiscal Year 2018 Outlook for Tax Rate Benefit

The Company is updating its fiscal year 2018 guidance to include the expected benefits from the recent Tax Cuts and Jobs Act of 2017 (the “Act”) that was signed into law. The Act had the effect of lowering the Company’s effective tax rate from 38.4% in fiscal year 2017 to 28.2%, which results in an EPS benefit of $0.10 per share for the full fiscal year of 2018. As such, the Company is raising its fiscal year 2018 adjusted earnings per diluted share guidance by $0.10 to a range of $0.65 to $0.75 per share. Importantly, this guidance excludes the one-time deferred tax benefit of $0.67 per diluted share that the Company recognized in the first fiscal quarter of 2018.

The full impact of the Act will be effective for fiscal year 2018 and any future adjustments to the first quarter provisional amount will be included in income tax expense as identified. The provisional amount incorporates assumptions based upon the Company’s current interpretation of the Act and may change as the Company receives additional clarification and guidance implementation and completes its analysis. Inclusion of the Company’s current provisional amount results in fiscal year earnings per share guidance of $1.32 to $1.42 per share.

The Company continues to expect to sell between 3.1 million and 3.3 million cartons of fresh lemons at an average price of approximately $24.50 per carton, and expects to sell approximately 6.0 to 6.5 million pounds of avocados at approximately $1.30 per pound. The Company expects operating income for fiscal year 2018 to be approximately $15.7 million to $17.8 million. Fiscal year 2018 EBITDA is expected to be in the range of $23.0 million to $25.0 million.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Conference Call Information

The Company will host a conference call and audio webcast on Thursday, March 8, 2018, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 239-9838 from the U.S. International callers can dial (323) 794-2551. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, March 22, 2018, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 3106642.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2018, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Updating Fiscal Year 2018 Outlook for Tax Rate Benefit" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA is summarized and reconciled to net income (loss) which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months ended January 31,
	2018	2017

Net income (loss) attributable to Limoneira Company	$8,625	$(2,072)
Interest expense, net	510	434
Income taxes	(10,587)	(1,240)
Depreciation and amortization	1,690	1,577
EBITDA	$238	$(1,301)

Limoneira Company

Consolidated Balance Sheets (unaudited)

($ in thousands, except share amounts)

	January 31, 2018	October 31, 2017
Assets
Current assets:
Cash	$546	$492
Accounts receivable, net	13,478	10,953
Cultural costs	2,016	4,124
Prepaid expenses and other current assets	6,524	6,981
Income taxes receivable	570	570
Total current assets	23,134	23,120

Property, plant and equipment, net	188,561	188,225
Real estate development	84,271	81,082
Equity in investments	17,645	14,061
Investment in Calavo Growers, Inc.	26,100	22,110
Other assets	10,800	10,433
Total Assets	$350,511	$339,031

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,050	$6,311
Growers payable	7,772	8,828
Accrued liabilities	4,061	5,177
Fair value of derivative instrument	123	268
Current portion of long-term debt	3,318	3,030
Total current liabilities	20,324	23,614
Long-term liabilities:
Long-term debt, less current portion	112,396	102,083
Deferred income taxes	22,084	31,415
Other long-term liabilities	3,769	3,920
Sale-leaseback deferral	33,122	30,396
Total liabilities	191,695	191,428

Commitments and contingencies	-	-
Series B Convertible Preferred Stock – $100 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2018 and October 31, 2017) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2018 and October 31, 2017) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2018 and October 31, 2017)	-	-
Common Stock – $.01 par value (39,000,000 shares authorized: 14,532,952 and 14,405,031 shares issued and outstanding at January 31, 2018 and October 31, 2017, respectively)	145	144
Additional paid-in capital	94,600	94,294
Retained earnings	42,284	34,692
Accumulated other comprehensive income	10,367	7,076
Noncontrolling interest	610	587
Total stockholders’ equity	148,006	136,793
Total Liabilities and Stockholders’ Equity	$350,511	$339,031

Limoneira Company

Consolidated Statements of Operations (unaudited)

($ in thousands, except share amounts)

	Three months ended January 31,
	2018	2017
Net revenues:
Agribusiness	$30,333	$26,769
Rental operations	1,260	1,323
Real estate development	-	-
Total net revenues	31,593	28,092
Costs and expenses:
Agribusiness	28,162	26,344
Rental operations	1,065	1,055
Real estate development	30	85
Selling, general and administrative	4,074	3,847
Total costs and expenses	33,331	31,331
Operating loss	(1,738)	(3,239)
Other income (expense):
Interest expense, net	(510)	(434)
Equity in earnings of investments	43	74
Other income, net	241	287
Total other expense	(226)	(73)

Loss before income tax benefit	(1,964)	(3,312)

Income tax benefit	10,587	1,240
Net income (loss)	8,623	(2,072)
Net loss attributable to noncontrolling interest	2	-
Net income (loss) attributable to Limoneira Company	8,625	(2,072)
Preferred dividends	(125)	(155)
Net income (loss) attributable to common stock	$8,500	$(2,227)

Basic net income (loss) per common share	$0.59	$(0.16)

Diluted net income (loss) per common share	$0.58	$(0.16)

Dividends per common share	$0.06	$0.06

Weighted-average common shares outstanding-basic	14,466,000	14,202,000
Weighted-average common shares outstanding-diluted	14,984,000	14,202,000